Exhibit No. 5

James C. Diggs
Senior Vice President,
General Counsel and Secretary

November 22, 2004

PPG Industries, Inc.

One PPG Place

Pittsburgh, Pennsylvania 15272

RE: PPG Industries, Inc. Challenge 2000 Stock Plan

Ladies and Gentlemen:

This opinion is submitted in connection with the Registration Statement on Form S-8 (the “Registration Statement”) being filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), in respect of 2,210,300 shares of Common Stock, par value $1.66 2/3 per share (the “Shares”), of PPG Industries, Inc. (the “Corporation”) issuable pursuant to the PPG Industries, Inc. Challenge 2000 Stock Plan (the “Plan”). This opinion is delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

I am Senior Vice President, General Counsel and Secretary of the Corporation and, in that capacity, I, or lawyers in the Law Department of the Corporation acting under my supervision, have examined the written documents constituting the Plan and such other documents and corporate records as I, or they, have deemed necessary or appropriate for the purposes of this opinion. In my examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as copies and the authenticity of the originals of all documents submitted to me as copies. I also have assumed the due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof.

Based on the foregoing, I am of the opinion that the Shares have been duly and validly authorized and reserved for issuance, and that all such Shares, upon their issuance (or transfer in the case of Shares acquired by the Corporation and held in its treasury) under the terms of the Plan and as authorized by the Corporation’s Board of Directors, will be legally issued, fully paid and nonassessable.

The opinions expressed in this opinion letter are limited to the law of the Commonwealth of Pennsylvania and federal law of the United States. The foregoing opinions are rendered as of the date of this letter. I assume no obligation to update or supplement any of such opinions to reflect any changes of law or fact that may occur.

I am furnishing this opinion letter to you solely in connection with the Registration Statement. You may not rely on this opinion letter in any other connection, and it may not be furnished to or relied upon by any other person for any purpose, without my specific prior written consent. I hereby consent to the filing of this opinion as an exhibit to the Registration Statement. I also consent to a reference to me and this opinion in the documents constituting a prospectus relating to the Plan meeting the requirements of the Act. In giving my consent, I do not hereby admit that I am in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations thereunder.

Very truly yours,

/s/ James C. Diggs
James C. Diggs